EXHIBIT 23.4

CONSENT OF HACKER, JOHNSON & SMITH PA

We consent to the incorporation by reference in the Registration Statement of Sun American Bancorp on Form S-8 to the use of our report dated March 16, 2005 with respect to the financial statements of Independent Community Bank for the year ended December 31, 2004 included in the Form 8-K of Sun American Bancorp.

/s/ Hacker, Johnson & Smith PA
Hacker, Johnson & Smith PA

Fort Lauderdale, Florida
January 30, 2007